Exhibit 99.1

Bellerophon Therapeutics Announces Positive Data from Interim Analysis of Phase 2

Long-term Extension Study of INOpulse® for Treatment of Pulmonary Arterial Hypertension

Conference Call/Webcast to be held September 25, 2015 at 9:00am ET

Interim Data Reinforces Earlier Phase 2 Data and Indicates Sustainability of Benefits

for PAH Patients

FDA Issues a Special Protocol Assessment (SPA) for Phase 3 PAH Program

Hampton, NJ, September 24, 2015 — Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today announced positive data from an interim analysis of the Company’s Phase 2 long-term extension study of INOpulse for the treatment of Pulmonary Arterial Hypertension (PAH) (Part 2 of the Company’s Phase 2 trial).  The data reinforce the results from Part 1 of the Phase 2 trial and indicate a sustainability of benefit to PAH patients who received INOpulse therapy.  Bellerophon also reported today that the U.S. Food and Drug Administration (FDA) has issued a Special Protocol Assessment (SPA) for the Company’s Phase 3 PAH program for INOpulse, which will include two confirmatory clinical trials, undertaken either sequentially or in parallel, with the first patient expected to be enrolled later this year.  A conference call to discuss today’s news will be held tomorrow, Friday, September 25, 2015 at 9:00am ET.  Details on the conference call are provided below.

Data From Interim Analysis

Following 16 weeks of blinded therapy in Part 1 of the trial, in Part 2 of the trial 65 patients were randomized to receive INOpulse doses of either 25 or 75 mcg/kg ideal body weight per hour (iNO 25 or iNO 75).  The interim analysis was performed after patients had completed between 8 and 12 months of INOpulse treatment, and data from the interim analysis was compared to baseline measurements taken at the beginning of Part 1 of the trial.  All patients in the trial were on at least one approved PAH therapy, and several were on two or three PAH therapies.

The interim analysis showed the following:

•                  The 20 patients who were on Long-Term Oxygen Therapy (LTOT) in the iNO 75 dose treatment arm completed the six minute walk distance test (6MWD) and had a mean improvement of 31.6 meters as compared to baseline;

•                  Ten of the 20 LTOT patients in the iNO 75 dose treatment arm demonstrated at least a 50 meter improvement in 6MWD as compared to baseline; and

•                  Eleven of the 20 LTOT patients in the iNO 75 dose treatment arm remained on INOpulse therapy for at least 12 hours a day, and these patients had an even greater mean improvement of 41.6 meters as compared to baseline.

A total of 14 LTOT patients in the iNO 75 dose treatment arm  underwent right heart catheterizations, which showed a mean improvement in pulmonary vascular resistance (PVR) — the primary endpoint in Part 1 of the Phase 2 trial — of 87.3 dynes.sec.cm-5.  LTOT patients randomized from placebo to iNO 75 in Part 2 did particularly well.

Moreover, LTOT patients in the iNO 75 dose treatment arm also showed an overall improvement in WHO Functional Classification.

The Company also reported that LTOT patients in the iNO 25 dose treatment arm who remained on therapy for 8-12 months in the long-term extension study showed an improvement in 6MWD and PVR though less significant than LTOT patients in iNO 75 dose treatment arm.  Patients who were not on LTOT in both treatment arms had mixed results over the same period.

Jonathan Peacock, Chairman and Chief Executive Officer of Bellerophon Therapeutics, stated, “The interim analysis is very encouraging for PAH patients, as the data indicates a clinically significant and sustained benefit for patients on the higher iNO 75 dose, when combined with Long-Term Oxygen Therapy.  More specifically, the analysis supports the hypothesis, generated from Part 1 of the Phase 2 study, that the optimal benefit of INOpulse is with the iNO 75 dose in patients on LTOT who stay on therapy for at least 12 hours each day.  The SPA recently issued by the FDA for our Phase 3 program, and agreed to by the European Medicines Agency through a Scientific Advice Working Party, is well aligned with these findings.”

Phase 3 Development Program

The key elements of the planned U.S. and EU Phase 3 development program are:

•                  The Phase 3 program will consist of two clinical trials totaling 450 patients; one trial with two treatment arms (iNO 75 and placebo) and one with three treatment arms (iNO 75, iNO 50 and placebo). Each treatment arm will consist of approximately 90 patients.

•                  All patients in the trials will be on LTOT.

•                  The primary endpoint is improvement in 6MWD compared to placebo after 16 weeks.

•                  The secondary endpoint is Time to Clinical Worsening (TTCW), with analysis pooled across both trials. Patients will stay on therapy until the last patient visit measuring 6MWD.

•                  Each trial is 90% powered for a 40 Meter improvement in 6MWD compared to placebo and for a positive trend on TTCW.

•                  Each trial will have a run-in period of two weeks to ensure compliance. Patients who do not stay on the therapy for at least 16 hours a day during this period will be replaced.

The Phase 3 trials will utilize the second-generation INOpulse Mark 2 device, which is considerably smaller and lighter (approximately 2.5 lbs.) than the original INOpulse device used in the Phase 2 study (approximately 7.5 lbs.).  In addition to the significant reduction in size and weight, the INOpulse Mark 2 device also has an improved user interface and better breath detection technology, made possible by the Company’s proprietary tri-lumen cannula.

Conference Call and Audio Webcast Details

Management will hold a conference call tomorrow, Friday, September 25, 2015, to discuss today’s announcement.

Time: 9:00 am ET

Dial-in numbers: (855) 539-0895 (US and Canada) or (412) 455-6027 (Outside U.S. and Canada)

Conference ID: 46225664

Live webcast: www.bellerophon.com, under “Investors” tab

The teleconference replay will be available three hours after completion through September 30, 2015 at (855) 859-2056 or (404) 537-3406. The replay passcode is 46225664.

About Pulmonary Arterial Hypertension

Pulmonary Arterial Hypertension (PAH) is a rare, chronic and currently incurable disease that causes the walls of the arteries of the lungs to tighten and stiffen.  Estimates suggest that there are about 15,000 patients diagnosed with PAH in the United States and about 20,000 diagnosed patients in Europe.  In PAH patients, the right side of the heart has to work harder to pump blood through narrowed arteries in the lungs, which can decrease blood flow through the body.  Eventually, the extra stress causes the heart to enlarge and become less flexible, further compromising its ability to pump blood out of the heart, through the lungs, and into the rest of the body.  Patients with PAH have symptoms ranging from dizziness and fainting to shortness of breath during exercise.  This range of symptoms, combined with the rare nature of the condition, often makes diagnosis difficult, and many PAH patients are not diagnosed until the disease has progressed.  According to Thenappan et al, European Respiratory Journal 2007, even with today’s currently available therapies, the average mortality remains high, at 60% after five years.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary and cardiac diseases.  The Company is currently developing two product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery device.  The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company intends to commence Phase 3 clinical trials in 2015, and the other for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD), which is in Phase 2 development. The Company’s plans also call for the completion of further work on the use of INOpulse to treat Pulmonary Hypertension associated with COPD and Idiopathic Pulmonary Fibrosis during 2016. Additionally, management is reviewing alternative paths forward for its Bioabsorbable Cardiac Matrix program.  For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contact
At Bellerophon:	At Rx Communications Group:
Amy Edmonds, Vice President	Melody Carey
Head of Clinical Operations &	(917) 322-2571
Administration
(908) 574-4765

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